Exhibit 99.1

PacificNet Reports Q3 2007 Results – Another Quarter of Profitability in Gaming Technology Business

-	Q3 Revenues at $9.8 Million, in which sales of Multi-player Electronic Gaming machines posted a sequential quarterly growth of 98%
-	Company reports 500% operating profit growth for the 9 months ended September 30, 2007
-
Quarterly Gross Margin more than doubled compared to same quarter of 2006, improvement in gross margin was attributed to the new gaming technology business representing high gross margin of approximately 61%

-	Quarterly Income from Continued Operations increased to $114,000, a turnaround as compared to a loss of ($629,000) from same quarter last year.

BEIJING, CHINA, November 27, 2007 /Xinhua-PRNewswire/ -- PacificNet, Inc. (Nasdaq: PACT), a leading provider of gaming technology, e-commerce, and Customer Relationship Management (CRM) in China, today reported un-audited results for the third quarter ended September 30, 2007.  PacificNet's financial reports may be viewed at the SEC web site at: http://www.sec.gov/cgi-bin/browse-edgar?CIK=0000815017&action=getcompany

Q3 Financial Highlights (Un-audited, in US Dollars)

* Quarterly Revenue was $9,802,000, approximately 7% less than the same period last year (2006Q3: $10,525,000) due to lower non-core (low margin) mobile telecom products distribution business in China.  Revenues from Multi-player Electronic Gaming Machine product line to casino operators reached approximately $1 million for the third quarter, an increase of 99% as compared to Q2 2007.

* Quarterly Gross Profit was $2,374,000, of which 37% was gaming product related, representing an increase of 115% as compared to $1,107,000 for Q3 2006.  Quarterly Gross Margin was 24 % as compared to 11% for the same quarter of 2006. Quarterly improvement in gross margin was largely attributed to the new gaming technology business representing high gross margin of approximately 61%.

* Quarterly Operating Income was $137,000, a turnaround compared to Operating Loss of $618,000 for Q3 2006.  Operating Income margin increased to 2% from (6) % in Q3 2006, as the Company continued to gain traction on the high margin gaming technology business.

* Quarterly Income from Continued Operations increased to $114,000, a turnaround as compared to a loss of ($629,000) for Q3 2006, contributed by the Company’s growing profit from the gaming technology business.

* Quarterly Net Loss of ($220,000), or EPS of ($0.02) basic/diluted loss per share, a quarter-over-quarter increase of 80% as compared to a loss of ($1,115,000), or EPS of ($0.09) basic/diluted loss per share for the same quarter of 2006.  Quarterly Net Loss is primarily due to the loss on the disposal of certain discontinued telecom operations held for disposition ($356,000).  Those disposals are non-cash, non-recurring and one-time charges, attributed to Guangzhou 3G and Linkhead, which were both part of the Company’s telecom group.

* Cash and Cash Equivalents increased to $4,889,000 on September 30, 2007, compared to $1,900,000 as of December 3 1, 2006, as a result of improved operating profits and net proceeds from the issuance of a $5 million convertible debenture for the Company’s gaming technology business.

Financial Highlights of First Nine-Months (Un-audited, in US Dollars)

* Total revenues for the first nine months of 2007 were $28,090,000, representing a decrease of 13% as compared to $32,332,000 for the same period of 2006.

* Gross Profit for the first nine months of FY2007 was $7,274,000, an increase of 57%, as compared to $4,622,000 for the same period of 2006.  Gross Margin increased to 26% for the nine months ended September 30, 2007 from 14% for the same period of prior year.  Improvement in gross margin was attributed to high margin Gaming Machines, which averaged 51% for the first nine months of FY2007.

* Operating Income for the first nine months of FY2007 was $1,284,000, a complete turnaround as compared to profit of $252,000 for the same period of last year. Operating Income margin increased to 5% for the nine months ended September 30, 2007 (2006: 1%).  Operating Income derived from sales of gaming machines for the nine months ended September 30, 2006 and September 30, 2007 amounted to $206,000 and $508,000 respectively, and accounted for 16% and 40%, respectively, of the total operating income.

* Net Loss for the first nine months of this year was ($639,000) or EPS of ($0.06) per basic/diluted loss per share, as compared to net income of $604,000, or $0.02 per basic/diluted earnings per share for the same period of prior year.  Net Loss is primarily due to the loss on disposal of discontinued operations of ($925,000), which is a one-time, non-cash charge caused by the disposal of our telecom assets related to Guangzhou 3G and Linkhead.  The loss is also the result of higher accounting expenses due to the re-audit process.

2007 Business Outlook

Due to the dynamic nature of the rapidly evolving gaming market in Macau and Asia, the Company will not be providing detailed revenue and profit projections at this time.  The Company expects Q4 revenues and profits to increase at a faster pace due to delivery of gaming machines, collection of account receivables, completion of re-audit process, as well as deployment of new gaming products in Macau, China and Asia gaming markets.

PacificNet plans to host a conference call within two weeks to discuss its un-audited third quarter results, its progress in regaining NASDAQ compliance, latest gaming development progress, and company business outlook. PacificNet will announce the conference call information when available

"We are happy to announce the filing of the Form 10Q for Q3 2007,” said Tony Tong, Chairman and CEO of PacificNet. “The completion of the re-audit as well as the filing of our latest 10Q quarterly report will allow the management team to fully focus our efforts on executing our business plan as we demonstrate our progress toward regaining compliance with NASDAQ. Our goal is to streamline our operation, downsize the non-performing legacy operations and simplify our business strategy with an emphasis on our new focus on gaming technology development. The board of directors approved our new strategy to focus on the rapidly growing gaming market in greater China, Macau and Asia. Going forward, we are very excited about the prospects for our gaming technology operation in Asia and we believe we are well positioned to achieve high growth in this market.”

"We are delighted to achieve quarterly income from continued operations, which represented a turnaround as compared to a loss from the same quarter last year.  Our profits would be higher if not due to a special one time no-cash disposition loss caused by the disposal of our telecom assets related to Guangzhou3G and Linkhead and higher accounting expenses due to the re-audit process," said Daniel Lui, CFO of Pacificnet. "We have also been putting in a significant amount of effort and resources into developing a sound internal control system to support and complement our rapidly growing gaming technology business. We have already finished documentation of the existing system and identification of most control weaknesses of the company. Corresponding control, monitoring and test procedures have been designed and are being written into the company’s ERP system.  We aim to achieve SOX 404 compliance for our annual audit for fiscal year 2007.”

Victor Tong, President of PacificNet stated: “With our new focus on the rapidly growing gaming market in greater China, Macau, and Asia, we will continue the pursuit of becoming a leading technology and service provider to the casino operators and gaming industry in Asia. We are very excited about our recent progress in the electronic gaming technology industry as well as the outstanding performance of our gaming machines in real time operation. Based on recent gaming machine orders delivered and our sales pipeline, we see a strong market demand for our multiplayer gaming machines. As Macau's gaming market undergoes growing competition, casino operators in Macau have to adapt fast to the latest demands and trends by installing the most popular and profitable gaming machines catering to Asian gamers. We believe that the Asian gaming market has huge growth potential and that we are well positioned to win more hotel-casino clients and capture a growing market share as a leading gaming technology provider in the region. It is our goal to maximize the value of shareholders through organic growth and strategic acquisitions in the future.’’

"PacificNet's recent acquisition of Guangdong Poly, a leading legal welfare lottery operator in China, is expected to enable PacificNet to participate in China's rapidly growing state-sponsored legalized gaming and electronic lottery operations. Guangdong Poly is a leading operator approved by China's Welfare Lottery Center to develop and operate real-time electronic paperless lottery services in China, in accordance with the rules and regulations set by China's Welfare Lottery Center. China's lottery market surpassed US$10 billion in 2006 and is expected to continue growing according to the Chinese Ministry of Finance, which oversees all of China's lottery sales. Of the US$10 billion spent on lotteries in China, over US$6 billion was generated via the China Welfare Lottery (CWL) system, representing a 20% increase over 2005.”

"We are very pleased to enter the South East Asian gaming market which we feel has much potential. We believe a revenue sharing model is a win-win for us and our casino partners as our games are some of the best performing games targeted at Asian gamers. We believe many South East Asian countries have great potential for growth in gaming over the next few years.  As such, this is one more step in our overall goal of becoming a leading provider of Asian gaming products.”

Overview on Gaming Market in Macau, China

As of the end of 2006, Macau (a Special Administrative Region of the People's Republic of China) became the largest and fastest-growing gaming market in the world, and has surpassed the Las Vegas Strip in total revenues. According to statistics provided by the Macau government, in 2006, Macau's gaming revenues exceeded US$7 billion (MOP 56.2 billion patacas), surpassing the Las Vegas Strip gaming revenues of US$6.6 billion. Macau borders Zhuhai City of Guangdong Province of China, one of the country's wealthiest and most developed regions and is an hour away from Hong Kong via ferry. In 2006, the number of tourists visiting Macau reached an all-time record of 22 million, an increase of 17 percent compared with 2005, of which 55%, or 12 million visitors, were from mainland China. At the end of 2006, there were 22 casinos, 83 hotels and similar establishments in Macau with close to 13,000 rooms. By 2010, the number of tourists is expected to nearly double to almost 30 million visitors per year.  Approximately one billion people live within a three-hour flight of Macau. Numerous hotel, gaming, and other projects are in the works in Macau which are expected to add over 10,000 guest rooms and over 20,000 live entertainment seats in eight separate venues. The number of hotel-casinos in operation and in development in Macau continues to grow, including well-known Chinese names such as Galaxy and Melco, and famous Las Vegas names such as the Sands, the Venetian, Wynn Resort and Crown Macau. With the disposable income of the average Chinese on the rise, Macau's gaming and entertainment market is expected to grow for years to come. Macau is the only area in China where gambling is legal.

Overview on China's Legal Lottery Market

According to reports by China's Ministry of Finance, China's total lottery sales revenue has been enjoying rapid growth in recent years and reached a record high of 81.93 billion Yuan (US$10.5 billion) in 2006, an increased of 10.54 billion Yuan from 2005’s RMB 71 billion (US $8.6 billion).  Analysts predicts that China's lottery market will reach RMB 200 billion (US$25 billion) in 2008.  Every day about 229 million Yuan (US$29.5 million) of lottery tickets were sold in China in 2006 (excluding the eight days around the Chinese New Year holidays when lottery sales were suspended).  Of the total, sales from China Welfare Lottery, the only national lottery approved by the Chinese government, hit 49.5 billion Yuan (US$6.2 billion) in 2006, up 20 percent from 2005. The sales of the Sports Lottery increased 2.1 billion Yuan to 32.3 billion Yuan (US$4.15 billion).  In 2006, China raised 27.76 billion Yuan (US$3.57 billion) in public welfare funds from lottery sales, 12.3 percent more than in 2005.  The ministry said the fund was equally shared by the central government and the local governments, which will be mainly used for social welfare, such as the development of public sports facilities, education and health care for the handicapped. A large part also went to the social security fund to fill its deficit.  China launched its first lottery in June 1987. Lottery ticket sales are one of the major sources of funds for building community sports facilities and financing the country's social welfare programs. Other than the two government sponsored lotteries (Welfare Lottery and Sports Lottery), all other forms of gambling are illegal in mainland China. China's lottery market has expanded quickly over the last two decades but the China Welfare Lottery Management Center still describes the penetration of lottery in China as low.  As in 2006, China's per capita lottery sale accounts for only 0.663 percent of the per capita net income, which is equivalent to only 1-2 percent of the world average.

China lottery experts projected that China's lottery market to grow by CAGR of 31% to US$34.5bn by 2010 to become the world's second-largest lottery market after the US, which turned over US$54.2bn in 2005. In per capita terms this would equate to US$26 for China's lottery, among the lowest in the world.

PacificNet has been pursuing various cooperation, profit-sharing partnership and investment opportunities in China’s lottery market.  On October 25, 2007, Pacificnet’s China companies completed a strategic investment to gain 51% of Poly Blue Express, a leading legally licensed welfare lottery operator and sales agent in China. The acquisition is expected to enable PacificNet to participate in China's rapidly growing state-sponsored legalized gaming and electronic lottery operations. Guangdong Poly is a leading operator approved by China's Welfare Lottery Center to develop and operate real-time electronic paperless lottery services in China, in accordance to the rules and regulations set by China's Welfare Lottery Center. The Company expects this acquisition to be accretive to 2008 earnings.

NASDAQ DISCLOSURE:

PacificNet Inc. received an audit report is included in the Company's Annual Report on Form 10-K/A (Amendment #1) for the fiscal year ended December 31, 2006, which was filed on November 14, 2007, that contains a going concern qualification.  This announcement is made in compliance with Nasdaq Marketplace Rule 4350(b)(1)(B).

PacificNet, Inc. also reported that the Company received a letter on November 20, 2007 from The Nasdaq Stock Market indicating that as a result of the Company’s failure to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 with the Securities and Exchange Commission by November 14, 2007, the Company is not in compliance with the Nasdaq requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14), and therefore this matter serves as an additional basis for the delisting of its securities from The Nasdaq Global Market.  Nasdaq Marketplace Rule 4310(c)(14) requires the Company to file all required reports with Nasdaq on or before the date they are required to be filed with the Securities and Exchange Commission.  The Company has until November 27, 2007 to present its views with respect to the deficiency in writing to the NASDAQ Listing Qualifications Panel.  In the event the Company fails to address the deficiencies, the NASDAQ Listing Qualifications Panel will consider the record as presented at the hearing and will make its determination based upon that information. There can be no assurance that the NASDAQ Listing Qualifications Panel will grant the Company’s request for continued listing.

PACIFICNET INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands of United States dollars, except par values and share numbers)

	September 30,	December 31,
	2007	2006
	(Unaudited)	Restated
Current Assets:
Cash and cash equivalents	$4,889	$1,900
Restricted cash - pledged bank deposit	239	234
Accounts receivables	6,665	8,141
Inventories	553	201
Loan receivable from related parties	2,227	1,706
Loan receivable from third parties	2,260	128
Marketable equity securities - available for sale	1,059	558
Loans to employees	1,884	770
Other receivables, net	2,900	170
Other current assets	6,659	3,233
Total Current Assets	29,335	17,041

Property and equipment, net	5,794	4,711
Investments in affiliated companies and subsidiaries	353	1,257
Intangible assets, net	337	323
Goodwill	6,258	5,601
Other assets	76	471
Net assets held for disposition	810	7,522
TOTAL ASSETS	42,963	36,926

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Bank line of Credit	181	855
Bank loans-current portion	768	576
Capital lease obligations - current portion	90	120
Accounts payable	2,166	1,266
Accrued expenses and other payables	2,950	1,828
Customer deposits	430	352
Loans payable to related party	681	638
Convertible debenture	6,218	8,945
Warrant liability	761	904
Liquidated damages liability	2,697	2,837
Total Current Liabilities	16,942	18,321

Long-term liabilities:
Bank loans - non current portion	2,051	1,635
Capital lease obligations - non current portion	62	124
Convertible Debenture- non current portion	4,908	-
Total long-term liabilities	7,021	1,759
Total liabilities	23,963	20,080

Minority interest in consolidated subsidiaries	4,032	2,869
Commitments and contingencies
Stockholders' Equity:
Preferred stock, par value $0.0001, Authorized 5,000,000 shares
Issued and outstanding - none
Common stock, par value $0.0001, Authorized 125,000,000 shares;
Issued and outstanding:
September 30, 2007: 14,557,041 shares issued, 11,984,072 outstanding
December 31, 2006: 14,155,597 issued, 11,538,664 outstanding	1	1
Treasury stock, at cost (2007 Q3: 2,572,969 shares, 2006: 2,616,933 shares)	(145)	(272)
Additional paid-in capital	67,409	65,757
Cumulative other comprehensive income (loss)	(84)	(42)
Accumulated deficit	(51,729)	(51,090)
Less: stock subscription receivable	(484)	(377)
Total Stockholders' Equity	14,968	13,977
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$42,963	$36,926

PACIFICNET INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Un-audited In thousands of United States Dollars, except loss per share and share amounts)

	Three months ended September 30		Nine months ended September 30
	2007	2006	2007	2006
	Unaudited	Unaudited Restated	Unaudited	Unaudited Restated
Net Revenues	$	$	$	$
Services	4,497	3,938	13,361	11,420
Product sales	5,305	6,587	14,729	20,912
Total Net Revenues	9,802	10,525	28,090	32,332

Cost of revenues
Services	3,441	3,076	9,626	8,203
Product sales	3,987	6,342	11,190	19,507
Total Cost of Revenues	7,428	9,418	20,816	27,710

Gross Profit	2,374	1,107	7,274	4,622

Selling, general and administrative expenses	2,030	1,580	5,395	4,067
Provision for doubtful accounts		312		310
Depreciation and amortization	207	145	595	303
Total Operating Expenses	2,237	1,725	5,990	4,370

INCOME(LOSS) FROM OPERATIONS	137	(618)	1,284	252
Other Income(Expenses):
Interest income （Expenses), net	(223)	(252)	(655)	(649)
Gains(Loss) in change in fair value of derivatives	62	1,004	143	1,212
Liquidated damages expense	-	(800)	-	(800)
Sundry income, net	245	9	291	77
Total Other Income (Expenses)	84	(39)	(221)	(160)

Income(Loss) before Income Taxes and Minority Interest	221	(657)	1,063	92
Provision for income taxes	46	(40)	-	(70)
Share of earnings of associated companies	(23)	80	(23)	129
Minority interests	(130)	(12)	(1,004)	(527)
	.
Income(Loss) from Continued Operations	114	(629)	36	(376)

Loss on disposal	(356)	-	(925)	-
Income from discontinued operations	22	(486)	250	980
Total discontinued operations income (loss)	(334)	(486)	(675)	980
Net Income (Loss)	(220)	(1,115)	(639)	604
Unrealized gain on marketable securities	114	-	114	-
Foreign exchange gain (loss)	(38)		(135)
Net Comprehensive Loss	$(144)	$(1,115)	$(660)	$604

Basic Earnings (Loss) per share-Continued Operations	$0.01	$(0.05)	$0.00	$(0.03)
Basic Earnings (Loss) per share-Discontinued Operations	$(0.03)	$(0.04)	$(0.06)	$0.05
Basic Earnings (Loss) per share	$(0.02)	$(0.09)	$(0.06)	$0.02

Diluted Earnings (Loss) per share-Continued Operations	$0.01	$(0.05)	$0.00	$(0.03)
Diluted Earnings (Loss) per share-Discontinued Operations	$(0.03)	$(0.04)	$(0.06)	$0.05
Diluted Earnings (Loss) per share	$(0.02)	$(0.09)	$(0.06)	$0.02

Weighted average number of shares-Basic	11,931,094	11,619,010	11,805,686	11,171,608
Weighted average number of shares-Diluted	12,027,315	11,619,010	11,858,870	11,171,608

About PacificNet

PacificNet, Inc. (http://www.PacificNet.com) is a leading provider of gaming technology, e-commerce, and Customer Relationship Management (CRM) in China. PacificNet’s gaming products are specially designed for Chinese and Asian gamers with focus on integrating localized Chinese and Asian themes and content, advanced graphics, digital sound effects and popular domestic music, with secondary bonus games and jackpots.  PacificNet gaming products include: Multi-player Electronic Table Games - Baccarat, Sicbo, Fish-Prawn-Crab, and Roulette machines, Server-Based Games (SBG) with multiple client betting stations, slot and bingo machines, Video Lottery Terminals (VLTs), Amusement With Prizes (AWP) machines, gaming cabinet and client/server system designs, online i-gaming software design, and multimedia entertainment kiosks. PacificNet's gaming clients include the leading hotels, casinos, and gaming operators in Macau, Asia, and Europe, while ecommerce and CRM clients include the leading telecom companies, banks, insurance, travel, marketing and business services companies and telecom consumers in Greater China such as China Telecom, China Mobile, Unicom, PCCW, Hutchison Telecom, Bell24, Motorola, Nokia, SONY, TCL, Huawei, American Express, Citibank, HSBC, Bank of China, Bank of East Asia, DBS, TNT, China and Hong Kong government. PacificNet employs about 1,200 staff in its various subsidiaries throughout China with offices in Hong Kong, Beijing, Shanghai, Shenzhen, Guangzhou, Macau and Zhuhai China, USA, and the Philippines.

Gaming Products:

PacificNet’s gaming products are specially designed for Chinese and Asian gamers with focus on integrating localized Chinese and Asian themes and content, advanced graphics, digital sound effects and popular domestic music, with secondary bonus games and jackpots.  PacificNet’s gaming products include:
• Multi-player Electronic Table Games: Baccarat, Sicbo, Fish-Prawn-Crab, and Roulette Machines, server based games (SBG) with multiple client betting stations.
• Slot Machines
• Bingo and Keno Machines
• Video Lottery Terminals (VLTs)
• Server-Based Gaming Machines (SBG)
• Amusement With Prizes (AWP) Machines
• Online iGaming Software Development
• Client-Server Gaming Systems
• CMM Level 3 Certified Gaming Software Development Center in China with 200 Professional Software Developers
• Gaming Systems, Cabinet Design and Sales, Parts Sales, OEM Games. We design and sell gaming machine cabinets, replacement parts.
• China Welfare Lottery System, real-time electronic paperless lottery services

PacificNet's Business Units:

1. Gaming Technology: Electronic Gaming Machines, Mobile Games, i-Gaming Software.
2. Legacy Business: CRM, E-commerce and Telecom Products

PacificNet’s Major Operation Subsidiaries:

●
PacificNet Games Limited (www.PactGames.com), is a leading provider of Asian multi-player electronic gaming machines, gaming technology solutions, gaming related maintenance, IT and distribution services for the leading hotel, casino and slot hall operators based in Macau, China and other Asian gaming markets.

●
Take1 Technologies (www.take1technologies.com), is in the business of designing and manufacturing electronic multimedia entertainment kiosks, coin-op kiosks and machines, Electronic Gaming Machines (EGM), bingo and slot machines, AWP (Amusements With Prizes) games, server-based downloadable games systems, and Video Lottery Terminals (VLT) such as Keno and Bingo machines, including hardware, software, and cabinets.

●
Pacific Solutions Technology, is a CMM Level 3 certified software development center with over 200 software programmers located in Shenzhen, China, and specializes in the development of client-server systems, internet e-commerce software, online and casino gaming systems and slot machines, as well as banking and telecom applications using Microsoft Visual C++, Java, and other rapid application development tools.

●	PacificNet Epro (www.EproTel.com.hk): CRM Call Center and Customer Services Outsourcing
●	PacificNet Clickcom (www.clickcom.com.cn), MOABC.com : VAS,SP,( SMS, WAP)
●	Guangzhou Wanrong (www.my2388.com): VAS, SP, (SMS,MMS,IVR,WAP, Java Games)

●	PacificNet Communications Limited, iMobile, (www.imobile.com.cn, www.18900.com, wap.17wap.com)

●	Guangdong Poly: Real-time electronic paperless lottery services.

Safe Harbor Statement

This Company's announcement contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the SEC on Forms 10-K, 10-Q, 8-K, etc., in our annual report to shareholders, in our proxy statements, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, PacificNet's historical and possible future losses, limited operating history, uncertain regulatory landscape in China, and fluctuations in quarterly and annual operating results. Further information regarding these and other risks is included in PacificNet's Form 10K and other filings with the SEC.

Contact:
PacificNet USA office:
Jacob Lakhany, Tel: +1-605-229-6678

PacificNet Beijing office:
Becky Zhao, Tel: +86 (10) 59225000
23rd Floor, Building A, TimeCourt, No.6 Shuguang Xili, Chaoyang District,
Beijing, China 100028

PacificNet Shenzhen Office:
Tel: +86 (10) 33222088
Room 4203, JinZhongHuan Business Center, Futian District, Shenzhen, China 518040

PacificNet Macau office:
Tel: +853 28704154
Unit A-C, 12th Floor, Edificio Commercial I Tak, No. 126, Rua Da Pequim, Macau, China.